Exhibit 4.1







Via Courier and Electronic Mail


October 21, 2005


Bank of America, N.A.
Agency Management
Attn: Joan Mok
1455 Market Street, 5th Floor
CA5-701-05-19
San Francisco, CA 94103

     Re: Notice of Reduction of Aggregate Commitments under Credit Agreement dated as of December 3, 2004 among Seaboard Corporation, Bank of America, N.A., Scotia Capital, Inc., Harris Trust and Savings Bank and Suntrust Bank and the Other Lenders Party Hereto

Ladies and Gentlemen:

Pursuant to Section 2.06 of the $200,000,000 Revolving
Credit Facility in reference, this letter serves to notify you of our intent to permanently reduce the Aggregate
Commitments in the amount of $100,000,000, effective October
27, 2005.


Sincerely,


/s/ Robert L. Steer
Robert L. Steer
Senior Vice President, CFO and Treasurer

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